                                                                              Exhibit 11



                      NORTHWESTERN STEEL AND WIRE COMPANY

                        Computation of Income Per Share


                                                    Three Months Ended            Nine Months Ended
                                                         April 30,                     April 30,
                                               ----------------------------  ----------------------------

                                                   1994           1993           1994           1993
                                               ------------   ------------   ------------   -------------

Income (loss) before cumulative effect
  of accounting change                           $1,660,000     $2,017,000     $6,573,000    $  1,043,000

Cumulative effect of accounting change                    -              -              -     (39,778,000)
                                                 ----------     ----------     ----------    ------------

Net income (loss)                                $1,660,000     $2,017,000     $6,573,000    $(38,735,000)
                                                 ==========     ==========     ==========    ============

Weighted average shares outstanding              24,668,674     17,564,000     24,668,674      17,564,000

Dilutive impact of shares issuable pursuant
  to the Management Stock Option Plan
  and Employee Purchase and Option
  Plan, such shares being issued or
  issuable and such options granted
  within one year of the initial
  public offering                                         -        535,000              -         535,000

Net additional shares outstanding assuming
  dilutive stock options exercised and
  proceeds used to purchase treasury stock
  at average market price                           590,324         71,143        590,324          71,143
                                                 ----------     ----------     ----------    ------------


Shares outstanding for net income (loss)
  per share calculation                          25,258,998     18,170,143     25,258,998      18,170,143
                                                 ==========     ==========     ==========    ============


Income (loss) before cumulative
  effect of accounting change per share          $     0.06     $     0.11     $     0.26    $       0.06

Cumulative effect of accounting change
  per share                                               -              -              -           (2.19)
                                                 ----------     ----------     ----------    ------------
Net income (loss) per share                      $     0.06     $     0.11     $     0.26    $      (2.13)
                                                 ==========     ==========     ==========    ============